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                     MENU LAUNCHES U.S. ACQUISITION PROGRAM

                INTERNATIONAL MENU SOLUTIONS COMPLETES FIRST U.S.
                   ACQUISITION ACQUIRING HUXTABLE'S KITCHENS

Kitchener, Ontario, Nov 19, 1999 -- International Menu Solutions Corporation (OTCBB: MENU) announced today that it has now completed the acquisition of substantially all of the assets and the ongoing business of Huxtable's Kitchens, L.L.C., a private food processor based in Los Angeles, California, for a combination of USD $3.0 million in cash and common shares of IMSC. Specific details pertaining to the stock portion of the transaction were not disclosed, but with Huxtable's current revenues annualized at approximately USD $14.5 million (CDN $22 million) the transaction has an estimated contractual purchase earnout value in excess of USD $10 million (CDN $15 million).

"This acquisition will provide "MENU" with its first U.S.-based production facility, as well as a strong regional brand presence in the western United States retail food market," said Michael Steele, President and Chief Executive Officer of IMSC. Steele noted that the acquisition will open up access to a vast new customer base in the U.S., such as Vons and Ralphs Supermarkets, Costco and specialty retailer Trader Joe's allowing IMSC the opportunity to penetrate these chains with more than 100 of its other unique fresh and frozen entrees and full meal solutions. Huxtable's manufactures and markets fully cooked fresh and frozen meals under the "Huxtable's Kitchens" brand to major west coast supermarkets and club store formats.

In conjunction with this acquisition, IMSC will be filling several key management positions to execute its U.S. strategy. Huxtable's CEO, Cliff Marquart, will assume the role of President in IMSC's new U.S. operating subsidiary. In addition, Huxtables 60,000 S.F. USDA facility will provide IMSC with additional production capacity to meet the demands of its growing U.S. customer base in the arena of prepared entrees and associated home meal replacement products.

With the completion of the Huxtable transaction, IMSC expects to see annualized revenues increasing 25-30% to approximately USD $55 million (CDN $75-$80 million).

IMSC operates in the rapidly growing sector of the food industry known as Home Meal Replacement (HMR) food preparation and marketing. Since July 1998, "MENU" has grown through several fully-completed acquisitions and the market share expansion of its product lines with several leading food retail chains. The company's clients include many of Canada's leading retail food supermarket chains such as Sobeys, Safeway, Costco (in Canada and the U.S.) and A&P, along with several major U.S. supermarket and club store chains. IMSC has intentions to expand sales of HMR products in the U.S. retail marketplace. As a result, calendar 1999 revenues are up by about 700% from revenues as of year-end 1998. For further information on Huxtable's product line and management team, access the company's website at www.huxtables.com.

The statements contained in this release, if not historical, are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties that could cause actual results to differ materially from the financial results described in such forward looking statements. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to: competitive factors and pricing pressures; relationships with its manufacturers and distributors; legal and regulatory requirements; and general economic conditions. Further, any forward looking statement or statements speak only as of the date on which such statement was made, and IMSC undertakes no obligation to update any forward looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. Therefore, forward-looking statements should not be relied upon as a prediction of actual future results.

For further information contact Michael Steele, President, at 416-366-MENU, ext. 236, e-mail: invest@menusolutions.net.